EXHIBIT 33.4

Perpetual Trustees

Consolidated Limited

ABN 81 004 029 841

Level 12

Angel Place

123 Pitt Street Sydney

GPO Box 4172

SYDNEY NSW 2001

Australia

DX 365 Sydney

Telephone 02 9229 9000

Facsimile 02 8256 1406

REPORT ON ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA

Perpetual Trustees Consolidated Limited (the “Asserting Party”) is responsible for assessing compliance as of September 30, 2007 and for the period from March 15, 2007 (the date of issuance of the Crusade Global Trust No. 1 of 2007 transaction subject to the requirements of Regulation AB) through September 30, 2007 (the “Reporting Period”) with the servicing criteria set forth in Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for criteria 1122(d)(1)(ii) - (d)(1)(iv), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(i), 1122(d)(3)(iii) - (d)(3)(iv) and 1122(d)(4)(i) - (d)(4)(xv) in the CFR, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the asset-backed securities transactions covered by this report (the “Applicable Servicing Criteria”).

The transactions covered by this report include asset-backed securities transactions for which the Asserting Party acted as issuer trustee that are backed by the same asset type backing the class of asset-backed securities of the Crusade Global Trust No. 1 of 2007 (including the Crusade Global Trust No. 1 of 2007 asset-backed securities transaction), that were completed on or after January 1, 2006 and that were registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”).

The Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the Applicable Servicing Criteria. The Asserting Party has assessed its compliance with the Applicable Servicing Criteria as of September 30, 2007 and for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

KPMG, an independent registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with the Applicable Servicing Criteria as of September 30, 2007 and for the Reporting Period as set forth in this assessment.

Perpetual Trustees Consolidated Limited

Date: December 10, 2007

By: /s/ Chris Green

Chris Green

General Manager, Trust & Fund Services

Perpetual Trustees Consolidated Limited

Perpetual Limited ABN 86 000 431 827	Perpetual Trustee Company Limited ABN 42 000 001 007	Perpetual Trustees W.A. Limited ABN 98 008 666 886	Perpetual Trustee Company (Canberra) Limited ABN 89 008 393 806
Perpetual Trust Services Limited ABN 48 000 142 049	Perpetrust Nominees Pty Limited ABN 90 004 470 964	Perpetual Nominees Limited ABN 37 000 733 700	Perpetual Trustees Victoria Limited ABN 47 004 027 258
PT Limited ABN 67 004 454 666	Perpetual Mortgage Services Pty Limited ABN 74 080 943 835		Perpetual Trustees Queensland Limited ABN 49 009 656 811